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                                                                       EXHIBIT 5


                                October 26, 2000


PentaStar Communications, Inc.
Board of Directors
1660 Wynkoop Street, Suite 1010
Denver, Colorado 80202

Gentlemen:

       We have acted as special counsel for PentaStar Communications, Inc. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933, as amended, on Form S-8 relating to the registration of 1,500,000 shares of common stock, $.0001 par value per share of the Company (the "Common Stock"), which may be issued pursuant to the PentaStar Communications, Inc. Stock Option Plan (the "Plan").

       In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock issued by the Company in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

       We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules of the Securities and Exchange Commission thereunder.


                                Very truly yours,



                                /s/ Sherman & Howard L.L.C.